Exhibit (n)(9)

Deloitte & Touche LLP

30 Rockefeller Plaza
New York, NY 10112
USA

Tel: +1 212 492 4000
Fax: +1 212 489 1687
www.deloitte.com

February 11, 2019

The Board of Directors of

New Mountain Finance Corporation

New York, New York

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of New Mountain Finance Corporation and subsidiaries for the three-month periods ended March 31, 2018 and 2017, and have issued our report dated May 7, 2018, for the three- and six-month periods ended June 30, 2018, and 2017, and have issued our report dated August 7, 2018, and for the three- and nine-month periods ended September 30, 2018, and 2017, and have issued our report dated November 7, 2018. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018 are being used in this Post-Effective Amendment No. 5 to the Registration Statement No. 333-218040 on Form N-2.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP